SUB-ITEM 77Q1(A)

                               AMENDMENT NO. 3 TO
         AMENDED AND RESTATED AGREEMENT AND DECLARATION OF TRUST OF AIM
                           INVESTMENT SECURITIES FUNDS

          This Amendment No. 3 (the "Amendment") to the Amended and Restated Agreement and Declaration of Trust of AIM Investment Securities Funds (the "Trust") amends, effective as of July 12, 2006, the Amended and Restated Agreement and Declaration of Trust of the Trust dated as of September 14, 2005, as amended (the "Agreement").

          By consent dated as of July 12, 2006, the Board of Trustees of the Trust, in accordance with Section 9.7 of the Agreement, approved the amendments to the Agreement.

          Under Section 9.7 of the Agreement, this Amendment may be executed by a duly authorized officer of the Trust.

          NOW, THEREFORE, the Agreement is hereby amended as follows:

     1. Section 2.6 of the Agreement is hereby deleted in its entirety and replaced with the following:

          "Section 2.6 Additional Rights and Preferences of Class B Shares. In addition to the relative rights and preferences set forth in Section
          2.5 and all other provisions of this Agreement relating to Shares of the Trust generally, any Class of any Portfolio designated as Class B Shares shall have the following rights and preferences:

          (a) Subject to the provisions of paragraphs (c) and (d) below, all Class B Shares other than those purchased through the reinvestment of dividends and distributions shall automatically convert to Class A Shares, and in the case of AIM Money Market Fund into AIM Cash Reserve Shares, on or about the end of the month which is no less than 96 months and no more than 97 months after the date on which a Shareholder's order to purchase such shares was accepted.

          (b) Subject to the provisions of paragraphs (c) and (d) below, Class B Shares purchased through the reinvestment of dividends and distributions paid in respect of Class B Shares will be considered held in a separate sub-account, and will automatically convert to Class A Shares, and in the case of AIM Money Market Fund into AIM Cash Reserve Shares, in the same proportion as any Class B Shares (other than those in the sub-account) convert to Class A Shares or AIM Cash Reserve Shares, as applicable. Other than this conversion feature, the Class B Shares purchased through the reinvestment of dividends and distributions paid in respect of Class B Shares shall have all the rights and preferences, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption of Class B Shares generally.

          (c) If (1) the Class A Shareholders of a Portfolio approve any increase in expenses allocated to the Class A Shares of that Portfolio in connection with (A) a Plan of Distribution adopted pursuant to Rule 12b-1 under the


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               1940 Act, (B) a non-Rule 12b-1 shareholder services plan or (C)
               any other plan or arrangement whereby Classes of that Portfolio pay a different share of other expenses, not including advisory or custodial fees or other expenses related to the management of the Trust's assets, then (2) the Class B Shares of that Portfolio will stop converting to the Class A Shares unless the Class B Shareholders of that Portfolio, voting separately, approve the increase in expenses. The Trustees shall have sole discretion in determining whether such increase in expenses is submitted to a vote of the Class B Shareholders. Should such increase in expenses not be submitted to a vote of the Class B Shareholders or, if submitted, should the Class B Shareholders fail to approve such increase in expenses, the Trustees shall take such action as is necessary to: (1) create a new class of that Portfolio (the "New Class A Shares") which shall be identical in all material respects to the Class A Shares of that Portfolio as they existed prior to the implementation of the increase in expenses; and (2) ensure that the existing Class B Shares of that Portfolio will be exchanged or converted into New Class A Shares no later than the date such Class B Shares were scheduled to convert to Class A Shares. If deemed advisable by the Trustees to implement the foregoing, and at the sole discretion of the Trustees, such action may include the exchange of all Class B Shares of that Portfolio for a new class of that Portfolio (the "New Class B Shares"), identical in all material respects to the Class B Shares of that Portfolio except that the New Class B Shares will automatically convert into the New Class A Shares. Such exchanges or conversions shall be effected in a manner that the Trustees reasonably believe will not be subject to federal taxation.

          (d) If (1) the AIM Cash Reserve Shareholders of a Portfolio approve any increase in expenses allocated to the AIM Cash Reserve Shares of that Portfolio in connection with (A) a Plan of Distribution adopted pursuant to Rule 12b-1 under the 1940 Act, (B) a non-Rule 12b-1 shareholder services plan or (C) any other plan or arrangement whereby Classes of that Portfolio pay a different share of other expenses, not including advisory or custodial fees or other expenses related to the management of the Trust's assets, then (2) the Class B Shares of that Portfolio will stop converting to the AIM Cash Reserve Shares unless the Class B Shareholders of that Portfolio, voting separately, approve the increase in expenses. The Trustees shall have sole discretion in determining whether such increase in expenses is submitted to a vote of the Class B Shareholders. Should such increase in expenses not be submitted to a vote of the Class B Shareholders or, if submitted, should the Class B Shareholders fail to approve such increase in expenses, the Trustees shall take such action as is necessary to: (1) create a new class of that Portfolio (the "New AIM Cash Reserve Class Shares") which shall be identical in all material respects to the AIM Cash Reserve Shares of that Portfolio as they existed prior to the implementation of the increase in expenses; and (2) ensure that the existing Class B Shares of that Portfolio will be exchanged or converted into New AIM Cash Reserve Class Shares no later than the date such Class B Shares were scheduled to convert to AIM Cash Reserve Shares. If deemed advisable by the Trustees to implement the foregoing, and at the sole discretion of the


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               Trustees, such action may include the exchange of all Class B
               Shares of that Portfolio for a new class of that Portfolio (the "New Class B II Shares"), identical in all material respects to the Class B Shares of that Portfolio except that the New Class B II Shares will automatically convert into the New AIM Cash Reserve Class Shares. Such exchanges or conversions shall be effected in a manner that the Trustees reasonably believe will not be subject to federal taxation."

     2. All references in the Agreement to "this Agreement" shall mean the Agreement as amended by this Amendment.

     3. Except as specifically amended by this Amendment, the Agreement is hereby confirmed and remains in full force and effect.

          IN WITNESS WHEREOF, the undersigned, a duly authorized officer of the Trust, has executed this Amendment as of July 12, 2006.


                                        By: /s/ Robert H. Graham
                                            ------------------------------------
                                        Name: Robert H. Graham
                                        Title: President


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